Exhibit 99.2

Tesoro Announces Pricing of $450 Million 4 1/4% Senior Notes due 2017 and $475 Million 5 3/8% Senior Notes due 2022

SAN ANTONIO, September 13, 2012 — Tesoro Corporation (NYSE:TSO) (“Tesoro”) announced the pricing of its $450 million 4 1/4% Senior Notes due 2017 and $475 million 5 3/8% Senior Notes due 2022 (together, the “Notes Offering”). Subject to customary conditions, Tesoro anticipates that the offering will be completed on September 27, 2012 and intends to use the net proceeds together with cash on hand to fund its cash tender offers for the repurchase of any and all of its outstanding 6 5/8% Senior Notes due 2015 (the “2015 Notes”) and 6 1/2% Senior Notes due 2017 (together with the 2015 Notes, the “Tender Offer Notes”). In the event that there are remaining proceeds after funding the cash tender offers, Tesoro intends to use any such remaining proceeds for general corporate purposes, which may include financing the retirement of any outstanding Tender Offer Notes not purchased in the cash tender offers through redemption, open market purchases or by other means, and may also include the repayment or the refinancing of other indebtedness, capital expenditures and working capital.

RBS Securities Inc., J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Natixis Securities Americas LLC are acting as joint book-running managers for the Notes Offering. The Notes Offering was made only by means of a prospectus, copies of which may be obtained by contacting RBS Securities Inc. by telephone at (866) 884-2071 or at the following address: RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901 Attn: High Yield Debt Capital Markets Syndicate. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.

This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell the Tender Offer Notes. Each tender offer and consent solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement (as may be amended or supplemented from time to time) dated the date hereof and in the related Letter of Transmittal and Consent (as may be amended or supplemented from time to time) that Tesoro will be distributing to holders of Tender Offer Notes promptly. None of

Tesoro, the dealer manager and the solicitation agent, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Tender Offer Notes in such cash tender offers or deliver their consents in the related consent solicitation.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Tesoro

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro’s retail-marketing system includes approximately 1,375 branded retail stations, of which approximately 570 are company operated under the Tesoro®, Shell® and USA GasolineTM brands.

This release contains certain statements that are “forward-looking statements”—that is, statements related to future, not past, events. These statements can be identified by the use of forward-looking terminology including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other “forward-looking” information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2011, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and the prospectus in connection with the Notes Offering, in each case filed with the Securities and Exchange Commission. The risk factors and other factors noted in our Annual Report, Quarterly Reports and our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement. We will not update forward-looking statements, even if our situation changes in the future, except as required by federal securities laws.

Contact:

Investors:

Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:

Tesoro Media Relations, (210) 626-7702